Exhibit 10.13
Executive Services Agreement
between
Royal Wolf Trading Australia Pty Ltd
(A.BN 38 069 244 417)
and
Robert Allan

Executive Services Agreement
This Agreement is made on 4th July 2006. Between Royal Wolf Trading Australia Pty Ltd (ABN 38 069 244 417) of Suite 202, Level 2, 22-28 Edgeworth David Avenue, Hornsby, NSW 2077 (the “Company”)
And
Robert Allan of 23 Fiona Street, Belrose, NSW 2085 (the “Executive”)
Recital
The Company has agreed to appoint the Executive to the Position on the terms and conditions set out in this Agreement
Operative provisions
1. Definitions and interpretation
1.1 The following words have these meanings in this Agreement unless the contrary intention appears.
“Applicable Rate” has the meaning given to it in clause 8.1.
“Additional Hours” has the meaning given to it in clause 2.7.
“Area of Restraint” means, during the Executive’s Employment, anywhere in the Commonwealth of Australia or, if for any reason that area is held by a court of competent jurisdiction to be unreasonable, anywhere in the eastern seaboard of Australia (being New South Wales, Victoria and Queensland), and means, between the Termination Date and the end of the Period of Restraint, anywhere in the Commonwealth of Australia.
“Basic Salary” has the meaning given to it in Schedule 3.
“Business” means the activities carried out by Royal Wolf Trading Australia Pty Limited and any Group Company, being the hire and sale of new, refurbished, specialised and customised shipping containers throughout Australia.
“Commencement Date” has the meaning given to it in Schedule 3.
“Confidential Information” means any information in respect of the business and affairs of the Employer or a Related Body Corporate which is not in the public domain (whether known by the

Employee before or after the date of this Agreement). For the avoidance of doubt this information includes:
(a)	the ideas, techniques, systems, processes, trade secrets, designs, inventions, methodologies and procedures developed by the Employer;
(b)	information of the Employer relating to its business processes, including financial information, accounts, financial records, customer records, business plans, customer lists and all associated information;
(c)	all reports, proposals, memoranda, drawings, diagrams, statements, accounts and other documents created during the course of the Employee’s employment;
(d)	all copies of any information referred to in paragraphs (a)~ (b) or (c) (including anything composed and stored digitally whether or not it has ever been committed to paper) by either party in the course of the Employee’s employment embodying or based upon that information; and
(e)	the information specified in Schedule 2.
“Directors” means all or some of the directors of the Company acting as a board or a committee of the board.
“Document” has the same meaning as in the Evidence Act 1995 (NSW). “Duties” means the Executive’s duties, functions and responsibilities under this Agreement. “Employment” means employment under this Agreement.
“Financial Year” means a period commencing on 1 July and concluding on 30 June.
“Group” means the Company and its related bodies corporate (as defined in Section 50 of the Corporations Act 2001 and “Group Company” means any one of them.
“Investor” means Equity Partners Two Pty Ltd (ACN 093 766 280) (as trustee for Equity Partners Two Trust) of Level 12, 60 Margaret Street, Sydney, NSW 2000.
“Performance Bonus” has the meaning given to it in clause 5.1.
“Position” means the position designated in Schedule 1.
“Sick Leave” has the meaning given to it in clause 7.1.
“Subsidiaries” means the subsidiaries of the Company from time to time (if any) as that term is defined in Section 9 of the Corporations Act 2001.
“Termination Date” means the date of termination of the Executive’s employment or engagement with the Company, however caused.
“Writing” includes typewriting, printing, lithography, photography and other modes of representing or reproducing words in a visible form and “Written” has a corresponding meaning.

1.2	In this Agreement unless the contrary intention appears:
(a)	a reference to this Agreement or another instrument includes any variation or replacement of either of them which has been agreed in writing between both parties;

(b)	a reference to a statute, ordinance, code or other law includes regulations and other instrument under it and consolidations, amendments, reenactments or replacements of any of them;

(c)	the singular includes the plural and vice versa;

(d)	the word “person” includes a firm, a partnership, a body corporate, an unincorporated association or an authority;

(e)	a reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and assigns;

(f)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(g)	a reference to a clause is a reference to a clause of or to this Agreement; and

(h)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.
1.3	Where a day specified by this Agreement for the payment of money falls on a Saturday, Sunday or a day appointed under the Banks and Bank Holidays Act 1912 as a holiday for the whole day, the day so specified will be taken to be the day preceding the day so specified which is not in turn a Saturday, Sunday or day so appointed as a holiday for the whole day.
1.4	Headings are inserted for convenience and do not affect the interpretation of this Agreement.
2. Employment and Duties of Executive
2.1	The Company employs the Executive and the Executive will serve the Company in the Position and in any additional or substituted employment as may be agreed in writing by the parties.

2.2	The Executive will be responsible and report to the Directors.

2.3	The Executive agrees to faithfully and diligently perform the Duties and exercise the powers, consistent with the Position:
(a)	as set out in Schedule 1;

(b)	as from time to time may be reasonably assigned to or vested in the Executive by the Directors;

(c)	subject to clause 9, in Sydney, unless otherwise agreed with the Directors;

(d)	on behalf of any Group Company as if they were Duties to be performed on behalf of the Company, as may reasonably be required by the Directors from time to time.
2.4	The Executive undertakes that, subject to clauses 2.5, 2.6 and 2.7, he will not at any time during the period of Employment without the consent in writing of the company hold any position for monetary or other reward which conflicts with the Executive’s performance of the Duties.
2.5	The Executive is not prevented from reasonable involvement in any professional or educational activity or body.
2.6	Nothing in clause 2.4 prevents the Executive from:
(a)	holding for investment purposes only, marketable securities quoted at the time of acquisition on a recognised stock exchange in Australia or elsewhere being collectively not more than 5% of the issued share capital of the listed company; or
(b)	being interested in a company, a firm or a business:
(i)	if that interest has been disclosed in writing to the Directors (including at least one director appointed by the Investor) prior to the Commencement Date; and
(ii)	with the prior approval of a majority of the Directors of the Company (including at least one director appointed by the Investor), such approval not to be unreasonably withheld, having regard to the business interests of the Group and subject always to the majority of such board being satisfied that the Executive will continue to be able to satisfy fully his obligations under this Agreement.
2.7	The Executive agrees to devote all of his time, attention, and skills during business hours of the Company (which shall be 40 hours per week) and at such other times as may be reasonably necessary for the proper performance of the Duties (the “Additional Hours”), without payment of additional remuneration, to:
(a)	the business of the Company; and

(b)	the performance of the Executive’s Duties,
unless prevented by ill-health or accident and except during annual holidays or public holidays under any statute. The Executive acknowledges that the Additional Hours have been taken into account in calculating the Executive’s remuneration and, accordingly, the Executive will not receive additional remuneration for the Additional Hours.
2.8	The Executive agrees to:
(a)	promote the interest and public image of the Company;

(b)	in performing duties and exercising powers under this Agreement, adhere to management practices and procedures adopted by the Company from time to time;

(c)	obey all reasonable and lawful directions of the Directors; and

(d)	provide the Directors with information and reports:
(i)	as to the affairs of the Company as the Directors may reasonably request from time to time; and
(ii)	generally, so as to keep the Directors informed of all material developments in or relevant to the Company’s affairs within the scope of the Executive’s Duties.
2.9	The Executive undertakes not to accept payment or other benefit in money or kind from a person as an inducement or reward for any act or forbearance in connection with any matter or business transacted by or on behalf of the Company or its Group Companies.
3. Commencement and Termination
Commencement
3.1	The Employment will be deemed to have commence on the Commencement Date specified in Schedule 3 and will continue indefinitely until it is terminated under any of clauses 3.2,3.4 or 3.5.
Termination on Notice without cause
3.2	Either party may terminate this Agreement by:
(a)	providing the other with six months’ prior notice of termination; or

(b)	in the case of the Company, by making a payment of six months’ remuneration in lieu of the notice.
3.3	If the Executive or the Company gives to the other notice under clause 3.2, the Company will not be obliged to provide the Executive with any work during the notice period and may require that the Executive does not during all or part of any notice period:
(a)	enter or attend the premises of the Company or any Group Company;

(b)	contact or have any communication with any customer or client of the Company or any Group Company;

(c)	contact or have any communication with any employee, officer, director or agent or consultant of the Company or any Group Company in relation to the business of the Company or any Group Company; or

(d)	remain or become involved in any aspect of the business of the Company or any Group Company.

Termination without Notice
3.4	At any time, the Company may terminate the Employment without notice or payment in lieu or payment of any other sum if the Executive:
(a)	engages in any act or omission constituting gross misconduct;

(b)	disobeys a reasonable lawful direction of the Directors;

(c)	if he is a director of the Company or any Group Company, becomes disqualified under statute from serving as a director;

(d)	is convicted of an indictable offence (other than a road traffic offence for which a non-custodial penalty is imposed);

(e)	guilty of fraud or dishonesty;

(f)	materially breaches confidentiality obligations;

(g)	is unable to perform his duties under this Agreement for any reason including because of alcohol or drug addiction or other substance abuse or mental incapacity;

(h)	becomes bankrupt or compounds with creditors; or

(i)	commits any act or omission which in the reasonable opinion of the Directors or the Investor brings him or the Company into disrepute or which is contrary to the Company’s interests.
Incapacity
3.5	Without limiting the Company’s rights under clause 3.4(g), if the Executive is unable to perform the Duties because of illness or injury (other than illness or injuries which arise as a result of the Executive’s Employment) for a period exceeding a total of 12 weeks in any consecutive period of 24 weeks the Company may terminate the Employment by giving the Executive three months’ notice.
3.6	Such notice of termination must be given whilst the incapacity continues.
3.7	The Company must withdraw any such notice if, during the currency of the notice, the Executive returns to full time duties and provides a doctor’s certificate satisfactory to the Company to the effect that the Executive has fully recovered his health and that no recurrence of his illness, injury or incapacity is anticipated.
Resignation from Office on Termination
3.8	If the Employment is terminated for any reason, the Executive must immediately resign from any office in the Company and any Group Company to which he has been appointed.
Payment on Termination
3.9	Despite any other provision to the contrary in this Agreement or any other document, if either party terminates this Agreement at any time for any reason, or it expires, any unpaid salary, superannuation and accrued annual leave entitlement will become payable.

3.10	If this Agreement is terminated for any reason, the Company will not be obliged to pay the whole or any part of a Performance Bonus to the Executive unless the Performance Bonus has already been determined and advised to the Executive.
4. Remuneration
Total Cost Package
4.1	The Company agrees to provide the Executive during his Employment with the remuneration package set out in Schedule 3.
Basic Salary
4.2 The Basic Salary payable to the Executive is set out in Schedule 3 and:
(a)	accrues from month to month;

(b)	is to be paid by equal monthly installments on or about the 15th day of each month;

(c)	is inclusive of any superannuation contributions required by law, any car allowance, FBT and any other entitlements the Executive may wish to package;

(d)	is inclusive of any remuneration received or receivable by him in respect of any office or employment in the Company or any Group Company.
4.3	For the avoidance of doubt the Basic Salary does not include a Performance Bonus.
Reimbursement of out of pocket expenses
4.4	The Company agrees, on the production of receipts in a form reasonably acceptable to the Company, to reimburse the Executive all out-of-pocket expenses reasonably incurred by the Executive in the proper performance of his Duties including reasonable expenses relating to entertainment, accommodation, meals, and travel.
Deductions from Salary
4.5	The Executive agrees to the deduction from his Basic Salary or other sums due to him of:
(a)	statutory deductions, including tax;

(b)	any deductions which the Executive has authorised the Company to make;

(c)	contributions payable by the Executive under any superannuation scheme or fund nominated by the Executive of which he is a member;

(d)	the pre-tax equivalent of fringe benefits tax or any other tax properly payable by the Executive in respect of the contributions and benefits referred to in paragraphs (b) and (c) above; and

(e)	other amounts owed by the Executive on any account to the Company or any Group Company.

5. Performance Bonus
Discretionary
5.1	The Company may on an annual basis after completion of the year end audit decide to pay to Executive a Performance Bonus, as detailed in Schedule 3.

5.2	The Performance Bonus is and will only be payable if:
(a)	the Key Performance Indicators (KPI’s) have been met for the relevant period.
6. Leave
Annual Leave
6.1	The Executive is entitled to 20 days annual leave in accordance with the relevant State legislation, as amended from time to time.
6.2	The Executive must take annual leave at a period or periods agreed between the Executive and the Directors, and in the absence of agreement, as required by the Company in accordance with statutory requirements.
Long Service Leave
6.3	The Executive will be entitled to long service leave in accordance with the relevant State legislation, as amended from time to time.
7. Illness and Sick Leave
7.1	If the Executive:
(a)	is prevented by illness, accident or any other cause from duly performing his Duties; and
(b)	furnishes evidence if so required to the Company, satisfactory to the Company (acting reasonably) of his incapacity, the Executive will receive his full salary under this Agreement for the period of incapacity not exceeding a period of eight days during any year of service (“Sick Leave”), unless the Company, at its absolute discretion, agrees to increase this period in any calendar year.
7.2	Any period of Sick Leave which remains untaken will accumulate from year to year However, the Executive may not take more than fifteen days Sick Leave in any calendar year.
7.3	The Executive is not entitled to any payment with respect to untaken Sick Leave upon the termination of the Employment.
7.4	The Executive must notify a Director as early as possible on first day of his absence from work, giving the reason for, and likely duration of his absence.
7.5	The Executive must give the Company a medical certificate for absences through illness or injury of more than three consecutive days.

8. Superannuation
8.1	As set out in clause 4.2(c), the Basic Salary includes the superannuation contributions payable at the rate applicable (currently 9%) under the relevant superannuation legislation and related legislation (the “Applicable Rat&’).

8.2	Therefore, if the Applicable Rate increases so that it exceeds 9%, additional contributions to the Executive’s nominated superannuation fund (if required) will be made out of the Basic Salary.
9. Travel by the Executive
The Executive agrees to travel without further remuneration (except out-of-pocket expenses, as provided by clause 4.4) within or outside Australia on the business of the Company or any
Group Company as and when necessary for the performance of the Duties and as may reasonably be required of him by the Directors.
10. Policies and Procedures
The Executive will comply with the Company’s staff policy agreement as amended from time to time. To the extent that the staff policy agreement is inconsistent with the terms and conditions of this Agreement, this Agreement will prevail.
11. Confidential Information
Acknowledgment
11.1	The Executive will, during the course of employment, receive and gain access to Confidential Information. The Executive acknowledges that the Confidential Information is proprietary to and valuable to the Company and that any unauthorised disclosure of it will cause damage to the Company.
Confidentiality
11.2	The Executive must:
(a)	maintain in strict confidence all of the Confidential Information;

(b)	not use or permit to be used the Confidential Information or any part of it for any purpose other than for the purpose of the Executive’s employment;

(c)	not remove any Confidential Information from the Company’s premises except as is strictly necessary in the ordinary and proper course of the Executive’s employment with the Company or after first obtaining the written consent of the Company;

(d)	secure the Confidential Information and keep it secure;

(e)	not divulge, communicate, reproduce, disclose or distribute any part of or any opinion concerning the Confidential Information to any other person unless:
(i)	required by law to do so;
(ii)	the Executive has obtained the prior written consent of the Company;

(f)	notify the Company immediately on becoming aware of any actual or possible unauthorised disclosure of or access to Confidential Information.
Obligation to return or destroy Confidential Information
11.3	The Executive must, immediately on termination of employment or earlier if requested by the Company:
(a)	deliver to the Company all Confidential Information and documents of any type in which any Confidential Information is embodied which may be in the Executive’s possession or control; and
(b)	if requested by the Company, delete all Confidential Information stored electronically (including Confidential Information contained in email, computer files, back up files, on CD Rom, disk or similar), together with all copies in such a way that the Confidential Information is incapable of being restored and the Executive must certify to the Company that all such Confidential Information has been so deleted.
(c)	The Executive’s obligations under this clause 11 survive the termination of the Executive’s employment with the Company.
12. Protection of Company’s Interest
12.1	The Executive acknowledges that:
(a)	by virtue of his employment by the Company, the Executive may obtain Confidential Information concerning the business, clients and finances of the Company and its Related Bodies Corporate;

(b)	disclosure of Confidential Information could materially harm the Company;

(c)	the restrictive covenants contained in this clause are reasonable and necessary for the protection of the goodwill of the Company; and

(d)	the remedy of damages may be inadequate to protect the interests of the Company from breach of the Executive’s obligations under this clause and the Company is entitled to seek and obtain injunctive relief, or any other remedy, in any court.
12.2	In this Agreement:
(a)	“Restrained Business” means any business or activity which is in competition with or substantially similar to the business of the Company;

(b)	“Restrained Area” means within
(i)	Australia, and if a court of competent jurisdiction determines that this Restraint Area is unreasonable,
(ii)	within New South Wales, and if a court of competent jurisdiction determines that this Restraint Area is unreasonable
(iii)	Sydney metropolitan area.
(c)	“Restraint Period” means the following:
(i)	12 months, and if a court of competent jurisdiction determines that this Restraint Period is unreasonable;

(ii)	6 months, and if a court of competent jurisdiction determines that this Restraint Period is unreasonable; and

(iii)	3 months.
(d)	Subject to paragraph (t), the Executive must not whilst employed pursuant to the terms of this Agreement:
(i)	solely or jointly with any other person, whether as principal, agent, director, executive officer, executive, shareholder, partner, joint venturer, member adviser, consultant, employee or otherwise howsoever, directly or indirectly carry on, be engaged, concerned or interested in a Restrained Business or otherwise associated with any trade or business in competition with the Company; or

(ii)	induce or attempt to induce any director, manager or executive or other employee of the Company to terminate that person’s employment with the Company, whether or not that person would commit a breach of that person’s contract of employment; or

(iii)	approach, induce, solicit or persuade any person or entity who or which is a client or customer of the Company to cease doing business with the Company or reduce the amount of business which the person or entity would normally do with the Company.

(iv)	be engaged or interested in any public or private work or duties which in the reasonable opinion of the Company may hinder or otherwise interfere with the performance of the Executive’s duties under this Agreement.
(e)	Subject to paragraph (1), the Executive must not for the relevant Restraint Period following the end of his employment by the Company (“Termination Date”):
(i)	solely or jointly with any other person~ whether as principal, agent, director, executive officer, executive, shareholder, partner, joint venturer, member adviser, consultant, employee or otherwise howsoever, directly or indirectly carry on, be engaged, concerned or interested in a Restrained Business or otherwise associated with any trade or business in competition with the Company in the relevant Restrained Area; or
(ii)	induce or attempt to induce any director, manager or executive or other employee of the Company to terminate that person’s employment with the Company, whether or not that person would commit a breach of that person’s contract of employment; or

(iii)	approach, induce, solicit or persuade any person or entity who or which is a client or customer of the Company during the 12 months prior to the Termination Date to cease doing business with the Company or reduce the amount of business which the person or entity would normally do with the Company..
(I)	paragraphs (d) and (e) do not prohibit the Executive from holding:
(i)	shares, units or other securities:
(A)	quoted on a recognised stock exchange; or

(B)	in a managed fund or other entity in which the Executive has no management role (either in such entity or in any investment of such entity), so long as the Executive does not hold more than 5% of the issued shares, units or securities in such entity.
12.3	If any part of the undertakings in clause 12.2(e) is unenforceable, it may be severed without affecting the enforceability of the rest of that undertaking or undertakings.
12.4	The Executive must not after the Termination Date represent the Executive as being in any way connection with or interested in the business carried on the Company.
12.5	The Executive and the Company consider the restraints contained in this clause to be reasonable and intend the restraints to operate to the maximum extent.
12.6 If these restraints:
(a)	are void as unreasonable for the protection of the interests of the Company; and
(b)	would be valid if part of the wording was deleted or the period or area or activity was reduced, the restraints will apply with the modifications necessary to make them effective.
12.7	The restraints contained in this clause are separate, distinct and several, so that the unenforceability of any restraint does not affect the enforceability of the other restraints.
12.8	The Executive agrees that the remedy of damages may be inadequate to protect the interests of the Company from a breach of the Executive’s obligations under this clause 12 and the Company is entitled to seek and obtain injunctive relief, or any other remedy, in any court.
13. Intellectual Property
13.1	The Executive acknowledges that to the extent allowed by law, all intellectual property rights including without limitation copyright throughout the world created, developed or acquired by the Executive in the course of the Executive’s employment pursuant to this Agreement belongs to the Company. In the event that any formal assignment of such copyright or work is required to perfect the ownership of the Company, and is not precluded by law, the Executive will execute any documents required by the Company in this regard.

13.2	The Executive will not without the prior written consent of the Company use or deliver any intellectual property to any person or entity other than the Company or its executives or agents or otherwise as the Company directs, develops or acquired by the Company in the course of the Executive’s employment for the purposes of the Company.
13.3	The Executive will during and after the cessation of employment do all such acts and sign all such documents as the Company may reasonably require to be done or signed at its expense to secure to the Company registration and recognition rights and copyright in all works created, developed or acquired by the Executive during the course of the Executive’s employment for the purposes of the Company.
13.4	The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to sign or execute any instrument or do any thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause relating to intellectual property.
13.5	The Executive’s obligations under this clause survive the termination of the Executive’s employment with the Company.
13.6	To the extent permitted by law, the Executive waives all moral rights of any kind or nature whatsoever,
13.7	The Executive acknowledges that the Executive is aware that the copying of software programs is prohibited under international and Australian copyright laws.
13.8	All rights and obligations under this clause in respect of intellectual property made or discovered by the Executive during the Employment shall continue in full force and effect after the termination of the Employment and will be binding upon the Executive’s personal representatives.
14. Company’s Property
14.1	The Executive will not part with possession or put at risk any property belonging to the Company and must not, except in the course of the Company’s business, deliver such property to any person, without the Company’s written consent.
14.2	On termination of the Executive’s employment or at any time prior to termination upon the request of the Company, the Executive must immediately deliver to the Company all tangible property of the Company or relating to the affairs of the Company or the business of the Company (or any of its related bodies corporate) or to the Executive’s employment including without limitation:
(a)	all books, documents, papers, materials, credit cards, keys, computer software and other property in the Executive’s possession or control; or
(b)	copies, summaries and excerpts of the above.

14.3	The Executive hereby waives, to the extent permitted by law, all of his moral rights in respect of any acts of the Company or any acts of third parties done with the Company’s authority in relation to any Intellectual Property that is the property of the Company.
15. Continuing Obligations
Any provision of this Agreement remaining to be performed or observed by the Executive or having affect after the termination of this Agreement for whatever reason remains in full force and effect and is binding on the Executive.
16. Governing law and jurisdiction
16.1	This Agreement and the transactions contemplated by this Agreement are governed by the law in force in New South Wales.
16.2	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales and courts of appeal from them for determining any dispute concerning this Agreement or the transactions contemplated by this Agreement.
16.3	Without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 17.
17. Notices
17.1	A notice, approval, consent, or other communication in connection with this Agreement:
(a)	must be in writing; and

(b)	must be left at the address of the addressee, or sent by prepaid ordinary post (airmail if posted to or from a place outside Australia) to the address of the addressee which is specified in this clause or, if the addressee has notified the other party that another address is the address for service, then to that address, or sent by facsimile to the other party.
     The address of each party is:

The Company
Address:	Suite 202, Level 2,
22-28 Edgeworth David Avenue
Hornsby NSW 2077
Fax:	9482 3477

The Executive
Address:	23 Fiona Street
Belrose NSW 2085

17.2	A notice, approval, consent or other communication takes effect from the time it is received unless a later time is specified in it.
17.3 A letter or facsimile is taken to be received:
(a)	in the case of a posted letter, on the third (seventh, if posted to or from a place outside Australia) day after posting; and
(b)	in the case of facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.
18. Assignment
The rights under this Agreement are personal. A party may not assign his rights under this Agreement without the written consent of the other party.
19. Severability
(a)	The parties consider the covenants, obligations and restrictions contained in this Agreement (“the Covenants”) to be reasonable in all the circumstances of the Employment.
(b)	Subject always to clause 12.5 and the operation of the Restraint of Trade Act 1976 (NSW), each and every part of the Covenants will be taken to be a severable and independent covenant with the intent that, if they are, taken together, adjudged to go beyond what is reasonable in all the circumstances but would be adjudged reasonable with any one or more Covenants or any one or more parts of the Covenants deleted, the Covenants will be taken to apply as if those Covenants or parts of Covenants so adjudged unreasonable were deleted.
20. Waiver and Variation
20.1	Failure or omission by the Company at any time to enforce or require strict or timely compliance with any provision of this Agreement does not affect or impair that provision in any way or the rights of the Company to avail itself of the remedies it may have in respect of any breach of that provision.

20.2	A provision of or a right created by this Agreement may not be:
(a)	waived except in writing signed by the party granting the waiver; or

(b)	varied except in writing signed by the parties.
21. Entire agreement
Unless the contrary intention appears, this Agreement constitutes the entire agreement of the parties and its subject matter and any previous agreements, understandings and negotiations on that subject matter cease to have any effect.

22. No Representations and Warranties
The Executive acknowledges that in entering into this Agreement he has not relied on any representations or warranties about the subject matter of this Agreement except as provided in this Agreement.
23. Independent Legal Advice
The Executive acknowledges that he has read the terms of this Agreement and understands it. The Executive further acknowledges that he has had a reasonable opportunity to obtain independent legal advice regarding the effect and impact of this Agreement, and in particular clauses 11, 12, 13 and 14.

Schedule I
Job description

Job Title:	Chief Executive Officer
Reports to:	Board
SUMMARY
Perform all the duties normally expected of a CEO responsible for the leadership and management of a Company of this size. More particularly, the role includes;
(a)	to grow the business and increase the shareholder value with a view to its sale by way of IPO or trade within about 12-24 months of appointment;
(b)	to develop a strategic business plan for maximising the profitability and growth of the business to be adopted by the Board from time to time and to effectively execute the plan.
ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned.
•	Plan, coordinate, and manage the daily operation of the Group through the organisation’s managers to ensure the optimum health and performance of the Group at all times.

•	Establish and strive for current and tong-range goals, objectives, strategic and operating plans and policies, subject to approval by the board of Directors.

•	Dispense advice, guidance, direction and authorisation to carry out major plans, standards and procedures, consistent with established policies and approval of the board of Directors.

•	Work with the Group’s other executives on a day-to-day basis to ensure that operations are being executed in accordance with the Company’s policies.

•	Oversee the adequacy and soundness of the Group’s financial structure.

•	Review operating results of the Group, comparing them to established objectives, and take the necessary steps to ensure that appropriate remedial measures are taken in a timely and efficient manner in order to correct unsatisfactory results/trends.

•	Plan and head all investigations and negotiations pertaining to mergers, joint ventures, the acquisition of businesses, or the sale of major assets with approval of the board of Directors.

•	Encourage and maintain optimum inter and intra company communications.

•	Represent the Group toward and with major clients, our shareholders, the financial community and the general public (end consumers).

•	Guide, direct and encourage management in the development, production, promotion, and financial aspects of the Group’s products and services. · Direct the preparation of short-term and long-range plans and budgets based on broad corporate goals and growth objectives.

•	Oversee the Group’s senior management team in the establishment and employment of best-practice operating policies.

•	Implement programs that meet corporate goats and objectives.

•	Create the structure and processes necessary to manage the Group’s current activities and its projected growth.

•	Establish policies to ensure adequate management development and to provide for capable management succession.

•	Evaluate the results of overall operations regularly and systematically report these results to the board of Directors.

•	Ensure that the responsibilities, authorities and accountability of all direct subordinates are clearly defined and understood by each party.

•	Ensure that all Group activities and operations are carried out in compliance with local, state and federal regulations and laws governing business operations.

•	Oversee and direct treasury, budgeting, audit, tax, accounting, purchasing, real estate, long range forecasting, and insurance activities for the Group.

Schedule 2
Confidential Information
1.	The Group’s business and strategic plans.

2.	The Group’s budgets and financial projections.

3.	Information, documents or knowledge that by their nature are confidential relating to the business affairs, finances or transactions of the Group.

4.	Manuals, procedures, computer programs, policies and procedures of the Group.

5.	Details of customers and clients.

6.	Pricing information.

7.	Information or data that is designated, labelled or treated by the Company or any of the Group Companies as confidential.

Schedule 3
Remuneration Details

Position:	Chief Executive Officer.
Basic Salary:	$280,000. This amount is inclusive of superannuation, car allowance, FBT and any other entitlements the Executive may wish to package.

As of 1 July 2006 the basic salary will be $300,000.

Performance Bonus:	Maximum Performance Bonus of $100,000.

Payment of the Performance Bonus is conditional upon the achievement of performance and profitability targets as determined by the Board from time to time.

No performance bonus is payable if the minimum performance target as identified below are not met.

Refer attachment “A” for bonus plan for the 2006/2007 Financial Year. The Board at its discretion may include a ‘super bonus’ component for driving exceptional financial performance.

Minimum Performance:	• 85% of Board approved budgeted EBITDA is met on a quarterly basis;

• All bank debt covenants have been met and complied with; and;

Executed as an agreement

Signed by	)
Royal Wolf Trading Australia Pty Ltd	)
by a director and secretary/director:	)

/s/ Peter McCann	/s/ Rajeev Dhawan

Signature of secretary	Signature of director

Peter McCann	Rajeev Dhawan

Name of secretary (please print)	Name of director (please print)

Signed by	)
Robert Allan	)
representative in the presence of:	)

/s/ Gregory Brian Baker	/s/ Robert Allan 4th July 2006

Signature of witness	Signature of Robert Allan

Gregory Brian Baker
Name of witness (please print)